Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information:

Michael P. Gray

Chief Financial and Chief Operating Officer

Curis, Inc.

617-503-6632

mgray@curis.com

Curis Announces Closing of $30 Million

Secured Debt Financing

LEXINGTON, Mass. December 12, 2012 (GLOBENEWSWIRE) – Curis, Inc. (NASDAQ: CRIS), a drug development company seeking to develop next generation targeted small molecule drug candidates for cancer treatment, today announced that it has closed the previously announced $30 million debt transaction with BioPharma Secured Debt Fund II Sub, S.àr.l (“BioPharma-II”), an investment fund managed by Pharmakon Advisors. The debt is secured with certain future royalties of Erivedge®, the first and only FDA-approved medicine for people with advanced basal cell carcinoma and is developed and marketed by Genentech, a member of the Roche Group.

“We are pleased to have closed this transaction and plan to deploy this important non-dilutive capital to further advance our proprietary development programs,” said Dan Passeri, President and Chief Executive Officer of Curis, Inc. “The completion of this transaction has significantly strengthened our capital position and we currently expect that we will end 2012 with approximately $56-$58 million in cash, cash equivalents and investments. We believe that this provides us with adequate capital to fund our currently planned operations into 2015. Importantly, our cash forecast does not include either potential milestones from our partners Genentech and Debiopharm or royalty revenues that we may receive in excess of quarterly payment caps under our debt arrangement, either of which could meaningfully increase our capital position if achieved.”

About the Debt Transaction

As part of the transaction, Curis formed a wholly-owned subsidiary called Curis Royalty LLC (“Curis Royalty”), which entered into a credit agreement with BioPharma-II, whereby Curis Royalty borrowed $30 million at an annual interest rate of 12.25% (the “loan”). Under the terms of the closing of the loan transaction, Curis transferred to Curis Royalty the right to receive royalty and certain other royalty-related payments from the commercial sales of Erivedge under Curis’ collaboration agreement with Genentech.

The royalty payments that Curis Royalty will be entitled to receive under the collaboration agreement with Genentech will be the source of funds to repay principal of and interest on the loan. The final maturity date of the loan will be the earlier of the date when principal is paid in full and the termination of Curis Royalty’s right to receive royalties under the collaboration agreement with Genentech. The loan is secured by a security interest granted by Curis Royalty in its rights to receive royalty and other royalty-related payments under the collaboration agreement with Genentech. The loan constitutes an obligation of Curis Royalty, and is intended to be non-recourse to Curis.

Under the terms of the loan, quarterly royalty payments from Genentech will first be applied to cover Curis’ royalty obligations to academic institutions and Curis Royalty’s ongoing expenses. Remaining amounts, subject to caps of $1.0 million per quarter in 2013, $2.0 million per quarter in 2014 and $3.0 million per quarter in 2015, will be applied to pay interest and principal on the loan. Curis Royalty will be entitled to receive and distribute to Curis the remaining amounts above the caps, if any. Curis Royalty remains entitled to receive any royalty payments related to sales of Erivedge following repayment of the loan.

About Curis, Inc.

Curis is a drug development company that is committed to leveraging its innovative signaling pathway drug technologies to seek to create new targeted small molecule drug candidates for cancer. Curis is building upon its previous experiences in targeting signaling pathways, including in the Hedgehog pathway, in its effort to develop proprietary targeted cancer programs. For more information, visit Curis’ website at www.curis.com.

About Pharmakon Advisors

Funds managed by Pharmakon Advisors, including BioPharma-II, invest in debt securities and capped royalties secured by revenues from life sciences products. Pharmakon Advisors’ management team has a long and successful track record of structuring securitized financings and making direct investments in royalty interests on life sciences products. Pharmakon manages approximately $625 million and has structured investments secured by royalty payments on thirteen different pharma, biotech and medical device products.

Curis Cautionary Statement: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding Curis’ expectations regarding the economic and other benefits of the royalty financing transaction and the period in which Curis expects that its resources as of December 31, 2012 can fund its operations. Forward-looking statements used in this press release may contain the words “believes”, “expects”, “anticipates”, “plans”, “seeks”, “estimates”, “assumes”, “will”, “may,” “could,” “would” or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other important factors that may cause actual results to be materially different from those indicated by such forward-looking statements. For example, if Genentech’s sales of Erivedge are lower than anticipated, the time period for repayment of the Loan will be extended. There are also certain events of default in which the loan repayment could be accelerated, including actions by Curis’ that could lead to Genentech’s termination of the collaboration agreement between Curis and Genentech. Genentech and Roche may not ultimately demonstrate to the satisfaction of the EMA, the TGA or regulatory authorities in other territories, the safety and efficacy profile of Erivedge in the treatment of advanced BCC, in which case Erivedge may not be approved for sales and marketing for the treatment of such indication in the respective territory. Genentech and Roche may experience delays or failures in the manufacture of Erivedge. Erivedge’s benefit/risk profile may not be widely accepted by the medical community or third-party payors for the treatment of advanced BCC. Regulatory and administrative governmental authorities may determine to delay or restrict Genentech’s and/or Roche’s ability to continue to develop or commercialize Erivedge. Competing drugs may be developed that are superior to Erivedge. Curis may not achieve meaningful amounts of royalty revenue from sales of Erivedge and may not achieve milestone payments from existing or new collaborators. Curis and its collaborators may experience adverse results, delays and/or failures in their drug development programs. Preclinical testing and clinical studies of Curis’ other programs in development may be unsuccessful and may never achieve the requisite regulatory approval needed for commercialization. Curis will require substantial additional capital to fund the research and development of its programs, and the proceeds of its royalty financing transaction may not be sufficient to fund its near-term capital requirements for advancing these programs. Curis may not obtain or maintain necessary patent protection for its programs and could become involved in expensive and time consuming patent litigation and interference proceedings. Curis faces substantial competition from other companies developing cancer therapeutics. Unstable market and economic conditions may adversely affect Curis’ financial conditions and its ability to access capital to fund the growth of its business. Curis may experience unplanned cash requirements, and may not receive additional anticipated payments under its collaborations. Curis also faces other important risks relating to its business, operations, financial condition and future prospects generally, that are discussed in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and other filings that it periodically makes with the Securities and Exchange Commission.

In addition, any forward-looking statements represent the views of Curis only as of today and should not be relied upon as representing Curis’ views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.